Exhibit 99.1

American Public Education Announces Appointment of Harry T. Wilkins to Lead Hondros College Nursing Programs and Names Richard W. Sunderland, Jr. to Serve as CFO

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--December 19, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of American Public University System (APUS) and Hondros College, Nursing Programs – announced that its board of directors has approved a plan for Harry T. Wilkins to lead the Company’s newest subsidiary and strategic development efforts, and for Richard W. Sunderland, Jr. to succeed Mr. Wilkins as APEI’s CFO.

Effective January 1, 2014, Harry T. Wilkins, the Company’s current executive vice president and chief financial officer, will become CEO of National Education Seminars, which operates Hondros College, Nursing Programs. In addition, Mr. Wilkins will serve as APEI’s executive vice president and chief development officer. Mr. Sunderland, currently the APUS senior vice president of finance, has been appointed to succeed Mr. Wilkins as executive vice president and chief financial officer of APEI and APUS.

“For nearly ten years, Mr. Wilkins has served our institution with tremendous distinction – we have greatly benefited from his extensive financial, operational and business development experience,” stated Dr. Wallace E. Boston, president and chief executive officer of American Public Education, Inc. “We believe these capabilities make him exceptionally qualified to lead Hondros College, Nursing Programs, as well as continue to guide our efforts to consider and pursue strategic investments and acquisitions.”

Mr. Wilkins joined APUS in January 2007 as CFO, after having served on the APEI Board of Directors since December 2004 and the APUS Board of Trustees since January 2005. Mr. Wilkins’ career experience also includes financial and operational leadership as the former chief financial officer and chief operating officer of Strayer Education, Inc. (the education services holding company that owns Strayer University, a regionally accredited university with campus-based and online operations). In addition, Mr. Wilkins previously served in other financial, executive and business development roles at the accounting firms Wooden & Benson and Deloitte & Touche.

Richard “Rick” W. Sunderland, Jr. has been appointed to succeed Mr. Wilkins as chief financial officer of APEI and APUS. “Rick’s experience as senior vice president of APUS and previously as a consultant to APUS, along with his proven track record as CFO of several growth companies makes him the ideal candidate for our chief financial officer,” stated Dr. Boston. “Moreover, his belief in the importance of innovation to drive efficiency and his dedication to our mission serves as a strong strategic and cultural complement to our executive team and to our institutions.”

Prior to joining APUS, Mr. Sunderland served as the chief financial officer of NovaSom, Inc., building the company’s corporate financial functions and providing strong financial leadership during a period of rapid growth from 2008 to 2010. In addition, Mr. Sunderland served as chief financial officer of Active Day, Inc. between 2005 and 2008, and in various roles, including as controller, senior vice president and chief financial officer, at NeighborCare, Inc. from 1993 to 2004. Mr. Sunderland has over 20 years of experience at leading financial and operational functions, as well as in building the financial operations of emerging growth companies. During his career, he also served as senior manager at Price Waterhouse (now PwC).

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is a leading education services provider founded to prepare adult learners for service and leadership in a diverse global economy. The Company offers respected, innovative and affordable educational programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and Hondros College, Nursing Programs. These institutions serve over 100,000 adult learners worldwide and offer more than 90 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

American Public University System is accredited by the Higher Learning Commission (HLC) and a member of the North Central Association of Colleges and Schools (www.ncahlc.org, 312-263-0456). Hondros College is an accredited member of the Accrediting Council for Independent Colleges and Schools (ACICS), 750 First Street, NE Suite 980, Washington, DC 20002 (www.acics.org, 202-336-6780). HLC and ACICS are accrediting agencies recognized by the U.S. Department of Education and the Council for Higher Education Accreditation.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, our expected leadership transition. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONTACT:
American Public Education, Inc.
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880